As filed with the Securities and Exchange Commission on June 17, 2021.

Registration No. 333-256949

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Delaware		83-1377888
(State or other jurisdiction of	AEROVATE THERAPEUTICS, INC.	(I.R.S. Employer
incorporation or organization)	(Exact name of registrant as specified in its charter)	Identification Number)

2834

(Primary Standard Industrial

Classification Code Number)

200 Berkeley Street, Floor 18

Boston, MA 02116

(617) 443-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy P. Noyes

Chief Executive Officer

Aerovate Therapeutics, Inc.

200 Berkeley Street, Floor 18

Boston, MA 02116

(617) 443-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edwin M. O’Connor, Esq.	Peter N. Handrinos. Esq.
Alicia M. Tschirhart, Esq.	Wesley C. Holmes, Esq.
Goodwin Procter LLP	Latham & Watkins LLP
100 Northern Avenue	200 Clarendon Street
Boston, MA 02210	Boston, MA 02116
(617) 570-1000	(617) 948-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock, par value $0.0001 per share	$100,000,000	$10,910

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Includes the offering price of shares that the underwriters may purchase pursuant to an option to purchase additional shares.

(3) The Registrant previously paid the total registration fee in connection with its previous filing of the Registration Statement on Form S-1 on June 9, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Aerovate Therapeutics, Inc. is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-256949), which was initially filed with the Securities and Exchange Commission on June 9, 2021 (the “Registration Statement”), solely for the purpose of filing Exhibits 3.2, 3.4, 4.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.10 to the Registration Statement and making corresponding updates to Item 16 and the Exhibit Index. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits filed herewith. This Amendment No. 1 does not contain a copy of the prospectus that was included in the Registration Statement and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

AMOUNT TO BE PAID
SEC registration fee		$10,910
FINRA filing fee		$15,500
Nasdaq Global Market listing fee		*
Printing and mailing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*       To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our second amended and restated certificate of incorporation to be in effect upon the closing of this offering and amended and restated bylaws to be in effect upon the effectiveness of this registration statement of which this prospectus forms a part that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

▪	any breach of the director’s duty of loyalty to us or our stockholders;

▪	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

▪	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

▪	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated bylaws to be in effect upon the effectiveness of this registration statement provide that:

▪	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

▪	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a) Issuances of Capital Stock

In July 2018, we issued and sold 750,000 shares of our common stock at a purchase price of $0.0004 per share for $300.00 in cash consideration.

In July 2018, we issued and sold 4,000,000 shares of our Series Seed redeemable convertible preferred stock at a purchase price $1.00 per share for $4.0 million in cash consideration.

In December 2019, we issued and sold convertible promissory notes, or the 2019 Notes, in the aggregate principal amount of $2.5 million. The 2019 Notes accrued interest at a rate of 6% per annum. In August 2020, in connection with our Series A preferred stock financing, the 2019 Notes converted into 1,700,343 shares of our Series A redeemable convertible preferred stock.

In July 2020, we issued and sold convertible promissory notes, or the 2020 Notes, in the aggregate principal amount of $2.5 million. The 2020 Notes accrued interest at a rate of 3% per annum. In August 2020, in connection with our Series A preferred stock financing, the 2020 Notes converted into 1,320,655 shares of our Series A redeemable convertible preferred stock.

In August 2020, we issued and sold 3,468,536 shares of our Series A redeemable convertible preferred stock at a purchase price of $1.893 per share for approximately $6.6 million in cash consideration.

In February 2021, certain investors purchased an aggregate of 4,224,274 shares of our Series A redeemable convertible preferred stock at a purchase price of $1.893 per share for approximately $8.0 million in cash consideration.

In June 2021, certain investors purchased an aggregate of 29,338,346 shares of our Series A redeemable convertible preferred stock at a purchase price of $1.893 per share for approximately $55.5 million in cash consideration.

No underwriters were involved in the foregoing sales of securities. Unless otherwise stated, the sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Grants and Exercises of Stock Options

Through March 31, 2021, we have granted stock options to purchase an aggregate of 716,621 shares of our common stock. As of March 31, 2021, 711,621 options were outstanding, with an exercise price of $0.56 per share, to employees and consultants pursuant to our 2018 Equity Incentive Plan. Since January 1, 2018, 5,000 shares of common stock have been issued upon the exercise of stock options at an exercise price of $0.95 per share pursuant to our 2018 Equity Incentive Plan.

The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

EXHIBIT NUMBER	DESCRIPTION
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of Registrant, as currently in effect.
3.2	Form of Second Amended and Restated Certificate of Incorporation of Registrant, to be in effect immediately prior to the completion of this offering.
3.3**	Bylaws of Registrant, as currently in effect.
3.4	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the effectiveness of this registration statement.
4.1	Form of Specimen Common Stock Certificate.
4.2**	Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated August 5, 2020.
5.1*	Opinion of Goodwin Procter LLP.
10.1#**	2018 Equity Incentive Plan, and form of award agreements thereunder.
10.2#	2021 Stock Option and Incentive Plan, and form of award agreements thereunder.
10.3#	2021 Employee Stock Purchase Plan.
10.4#	Non-Employee Director Compensation Policy.
10.5#	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.6#	Form of Amended and Restated Employment Agreement.
10.7#**	Offer Letter between the Registrant and Benjamin T. Dake, dated November 4, 2019.
10.8#**	Offer Letter between the Registrant and Hunter Gillies, dated April 27, 2020.
10.9#**	Offer Letter between the Registrant and Ralph Niven, dated April 26, 2020.

NUMBER EXHIBIT	DESCRIPTION
10.10#	Senior Executive Cash Incentive Bonus Plan.
21.1**	List of Subsidiaries of Registrant.
23.1**	Consent of KPMG LLP, independent registered public accounting firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).

*	To be filed by amendment.
**	Previously filed.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial Statements Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)  For purposes of determining any liability under the Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 17th day of June, 2021.

AEROVATE THERAPEUTICS, INC.

By:	/s/ Timothy P. Noyes
Name: Timothy P. Noyes
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement have been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Timothy P. Noyes	Chief Executive Officer and Director	June 17, 2021
Timothy P. Noyes	Principal Executive Officer

/s/ George A. Eldridge	Chief Financial Officer	June 17, 2021
George A. Eldridge	Principal Financial Officer and
Principal Accounting Officer

*	Director	June 17, 2021
David Grayzel, M.D.

*	Director	June 17, 2021
Mark Iwicki

*	Director	June 17, 2021
Maha Katabi, Ph.D.

*	Director	June 17, 2021
Joshua Resnick, M.D.

* By:	/s/ Timothy P. Noyes
Timothy P. Noyes
Attorney-in-fact